Exhibit 17

CONSENT

The undersigned hereby consents to the use of his name and references to, and the use of information derived from, the technical report dated January 27, 2011 entitled “Longnose and Titac Iron Titanium Exploration Project, Minnesota, USA – Exploration Results 2010” in the following documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission and which is being incorporated by reference into the registration statement on Form S-8 (No. 333-151385) of the Company:

1.	The Company’s annual information form for the fiscal year ended October 31, 2010; and

2.	The Company’s management’s discussion and analysis for the fiscal year ended October 31, 2010.

DATED January 28, 2011

(signed) Keith J. Henderson
EurGeol Keith J Henderson, P.Geo